EXHIBIT 99.1

Immunomedics Reports Third Quarter 2019 Results and Provides Corporate Update

TROPHY-U-01 Reached Target Enrollment in Cisplatin-Eligible Cohort of 100 Patients

First NSCLC Patient Dosed in Trop-2-Enriched TROPiCS-03 Study

BLA Resubmission Targeted for Late November/Early December 2019

MORRIS PLAINS, N.J., Oct. 30, 2019 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the third quarter of 2019. Please refer to the Company’s Quarterly Report on Form 10-Q for more details on the Company’s financial results.

“We have made significant progress over the past nine months against important manufacturing and clinical milestones, while seeking opportunities to unlock value for sacituzumab govitecan through potential new indications and new geographies. As a result of the hard work put forth by our quality, manufacturing, and clinical/regulatory teams, we are on target to submit our Biologics License Application (BLA) for sacituzumab govitecan in late-stage metastatic triple-negative breast cancer (mTNBC) in patients who have received at least two prior therapies for metastatic disease to the FDA in late November or early December, 2019. Furthermore, we are continuing our preparations and expect to be well-positioned for a pre-approval inspection following our resubmission,” stated Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics.

In the quarter, the Company reported interim results from the Phase 2 open-label study, of sacituzumab govitecan in patients with metastatic urothelial cancer (mUC) (TROPHY-U-01) at the ESMO 2019 Congress. The results from the initial 35 cisplatin-eligible patients were highly consistent with the previously-established clinical activity and safety profile of sacituzumab govitecan and are encouraging relative to standard of care in this setting. The target enrollment of 100 patients in this cohort was reached in early October, ahead of the year-end 2019 plan. “We are pleased to have accomplished these two important goals and look forward to discussing the registrational path forward for sacituzumab govitecan in mUC with the FDA,” added Dr. Aghazadeh.

The Company has also expanded the clinical development of sacituzumab govitecan to additional metastatic solid tumors with the newly-opened multi-cohort, open-label, Phase 2 TROPiCS-03 study having dosed the first patient with non-small cell lung cancer (NSCLC). This is the first study conducted by Immunomedics in which a biomarker will be used to assess whether enrichment for Trop-2 expression may lead to higher responses in certain indications.

In the quarter, the Company entered into two important clinical collaborations to potentially advance sacituzumab govitecan to earlier lines of breast cancer treatment. While the collaboration with Roche will develop sacituzumab govitecan in the frontline setting of mTNBC by combining it with Roche’s programmed cell death ligand 1 (PD-L1)-blocking checkpoint inhibitor, atezolizumab (Tecentriq®), the German Breast Group (GBG) will conduct a multinational Phase 3 study in the curative setting for high-risk patients with human epidermal growth factor receptor 2-negative (HER2–) breast cancer who do not achieve a pathological complete response (pCR) following standard neoadjuvant therapy.

“As we get closer to resubmission, the Company will continue to accelerate its efforts towards commercial launch readiness. We have maintained a significant portion of our U.S. commercial infrastructure through a creative and productive arrangement with Janssen, and will continue to bolster our capabilities to ensure a successful launch,” added Dr. Aghazadeh.

Recent Company Highlights

  At the ESMO 2019 Congress, the Company presented interim data from the open-label Phase 2 TROPHY-U-01 study that showed an overall response rate of 29 percent, including two confirmed complete responses, six confirmed partial responses (PRs) and two additional PRs pending confirmation, in 35 patients with metastatic urothelial cancer who had relapsed or were refractory to immune checkpoint inhibitors (CPI) and platinum-based chemotherapy. This study has now reached target enrollment of 100 platinum-eligible patients who have progressed after prior CPI and platinum-based therapies.

  The Company announced a clinical collaboration with Roche to evaluate the safety and efficacy of combining sacituzumab govitecan with atezolizumab (Tecentriq®), Roche’s PD-L1-blocking checkpoint inhibitor, as a frontline treatment of patients with metastatic or inoperable locally advanced TNBC. Patients with newly-diagnosed mTNBC will be randomized to receive the combination of atezolizumab and sacituzumab govitecan or nab-paclitaxel plus atezolizumab as standard of care. Roche will be responsible for conducting this randomized study.

  In addition, the Company and GBG have entered into a collaboration to develop sacituzumab govitecan as a potential treatment for patients with HER2– breast cancer in the curative setting. The multinational, post-neoadjuvant Phase 3 SASCIA study will be conducted under the sponsorship of GBG and enroll approximately 1,200 high-risk patients with HER2– breast cancer who do not achieve a pCR following standard neoadjuvant therapy. Patients will be randomized to receive either sacituzumab govitecan or treatment of physician’s choice.

  In the open-label, Trop-2-enriched multi-cohort Phase 2 TROPiCS-03 study (NCT03964727), the first patient with NSCLC has been dosed. The primary endpoint of this study is overall response rate with duration of response and progression-free survival serving as secondary endpoints.

Third Quarter and Nine Months 2019 Financial Results

The Company had no revenues for the quarter and nine months ended September 30, 2019, due primarily to the discontinued sale of LeukoScan® in February 2018 in order for the Company to focus on its ADC business. Revenues in the comparable nine months ended September 30, 2018 was $0.9 million.

Total costs and expenses were $86.8 million for the quarter and $233.6 million for the nine months ended September 30, 2019, compared to $57.2 million for the comparable quarter and $148.1 million for the nine months ended September 30, 2018. The increases were due primarily to increased expenses in research and development and sales and marketing, partially offset by decreases in general and administrative expenses. The increases in research and development costs were mostly attributable to activities related to preparations for the approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for mTNBC in the United States and expanded clinical development of sacituzumab govitecan into other indications.

The Company had no non-cash warrant-related income or expense for the quarter and nine months ended September 30, 2019, compared a $1.2 million of non-cash gain for the comparable quarter and a $47.8 million warrant-related expense for the nine months ended September 30, 2018, due to changes in the fair value of then outstanding warrants. There were no warrants outstanding as of September 30, 2019 and December 31, 2018.

Interest expense was $9.7 million for the quarter and $30.3 million for the nine months ended September 30, 2019, compared to $10.1 million for the comparable quarter and $30.5 million for the nine months ended September 30, 2018. The decreases were due primarily to changes in the fair value of our debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $94.3 million, or $0.49 per share, for the quarter ended September 30, 2019, compared to $64.2 million, or $0.34 per share, for the comparable quarter ended September 30, 2018. Net loss attributable to stockholders was $257.6 million, or $1.34 per share, for the nine months ended September 30, 2019, compared to $216.7 million, or $1.24 per share, for the nine months ended September 30, 2018.

As of September 30, 2019, the Company had $369.2 million in cash, cash equivalents, and marketable securities. The Company believes this amount is adequate to support its clinical development plan for sacituzumab govitecan, further build its clinical and manufacturing infrastructure and fund its operations through 2020.

Conference Call

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss third quarter 2019 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 3164368. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our planned resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with  metastatic triple-negative breast cancer ("mTNBC") who have received at least two prior therapies for metastatic disease, and expectations for the related resubmission; the United States Food and Drug Administration ("FDA") re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(Unaudited)
			September 30,	December 31,
			2019	2018
ASSETS
Current Assets:
Cash and cash equivalents			$364,654	$492,860
Marketable securities			4,550	4,941
Prepaid expenses			7,560	5,354
Other current assets			1,313	1,348
			378,077	504,503

Property and equipment, net			33,386	23,469
Other long-term assets			267	68

Total Assets			$411,730	$528,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$54,596	$31,722
Liability related to sale of future royalties - current			3,141	-
Lease liability - current			316	-
Convertible senior notes - net			7,093	7,055
Liability related to sale of future royalties - non-current			248,176	221,295
Deferred revenues			65,000	-
Other long-term liabilities			10,052	2,119
Stockholders' equity			23,356	265,849

Total Liabilities and Stockholders' Equity			$411,730	$528,040

Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues:
Product sales	$-	$-	$-	$450
License fee and other revenues	-	-	-	265
Research & development	-	-	-	153
Total Revenues	-	-	-	868

Costs and Expenses:
Costs of goods sold	-	-	-	47
Research and development	68,958	38,239	180,053	94,685
Sales and marketing	5,933	5,799	20,160	11,204
General and administrative	11,880	13,131	33,374	42,124
Total Costs and Expenses	86,771	57,169	233,587	148,060
Operating Loss	(86,771)	(57,169)	(233,587)	(147,192)
Changes in fair market value of warrant liabilities	-	1,218	-	(47,808)
Interest expense	(9,747)	(10,142)	(30,331)	(30,476)
Interest and other income	2,195	1,694	6,238	6,389
Insurance reimbursement	-	190	-	2,462
Foreign currency transaction gain, net	-	-	-	(26)
Loss before income tax	(94,323)	(64,209)	(257,680)	(216,651)
Income tax expense	-	-	-	(156)
Net Loss	(94,323)	(64,209)	(257,680)	(216,807)
Less Net Loss attributable to noncontrolling interest	(31)	(40)	(98)	(63)
Net Loss attributable to Immunomedics, Inc. stockholders	$(94,292)	$(64,169)	$(257,582)	$(216,744)

Net Loss per Common Share attributable to
Immunomedics, Inc. stockholders (basic and diluted):	$(0.49)	$(0.34)	$(1.34)	$(1.24)

Weighted average number of common shares
outstanding (basic and diluted):	191,981	186,937	191,596	174,752